Exhibit 99.1

         American Spectrum Realty Announces Offer to Purchase
         485,000 Shares of Hartman Commercial Properties REIT


    HOUSTON--(BUSINESS WIRE)--Dec. 14, 2006--American Spectrum Realty, Inc. (AMEX:AQQ), a Houston real estate investment and management company, announced that it was making an offer to purchase up to 485,000 common shares (or approximately 4.9%) of Hartman Commercial Properties REIT for $10 per share. The offer is not conditioned on financing, any minimum number of shares being tendered or any approval by Hartman Commercial Properties REIT. The offer is being made directly to the Hartman shareholders, who may contact American Spectrum for further information at 713-706-6200. The offer will commence immediately and expire on February 28, 2007 unless extended. Shares will be purchased on a "first come, first served" basis.

    William J. Carden, Chairman and CEO of American Spectrum, said that American Spectrum was renewing its offer to the Hartman Board of Directors to negotiate an acquisition by American Spectrum of all of the Hartman shares at $10 per share.

    American Spectrum Realty, Inc. is a real estate investment and management company that owns 26 office, industrial and retain properties aggregating approximately 2.1 million square feet in California, Texas, Arizona, South Carolina and the Midwest. Publicly traded on the American Stock Exchange since November 2001, American Spectrum Realty's business plan focuses on expansion of office and industrial property investments in California, Texas and Arizona.


    CONTACT: American Spectrum Realty, Inc., Houston
             William J. Carden, 713-706-6200
             Chairman, President and CEO